Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2010 FOURTH QUARTER AND FULL YEAR RESULTS

•	Earnings were $0.27 per diluted common share, the highest since the second quarter of 2007

•	Net investment income after taxes was $9.87 million in 2010, up from $8.18 million a year ago, an increase of 21%

•	Net investment income on a combined basis with Medallion Bank increased to $28.67 million in the year, up from $24.73 million in 2009, an increase of 16%

•	Net interest margin was 4.81% in 2010, up from 4.60% a year ago, and on a combined basis with Medallion Bank increased to 6.59% from 6.10% in 2009, an all time high

•	Managed loans 90 days or more past due decreased to 1.2% at year end, from 1.4% a year ago

•	Quarterly dividend raised to $0.16 per share

NEW YORK, NY – March 10, 2011 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from

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Medallion Financial Announces 2010 Fourth Quarter and Full Year Results p. 2

operations was $4,667,000 or $0.27 per diluted common share in the 2010 fourth quarter, compared to a loss of $5,759,000 or $0.33 per share in the 2009 fourth quarter. The 2009 loss was primarily the result of establishing valuation allowances of $9,342,000 for the Company’s investments in special purpose acquisition corporations (SPAC), which ceased operations in early 2010. Excluding these reserves, earnings would have been $3,583,000 or $0.20 per diluted common share for the 2009 fourth quarter, and on that basis, the 2010 fourth quarter increased 30% over 2009.

Net investment income after taxes was $2,333,000 or $0.13 per diluted common share in the 2010 fourth quarter, compared to $2,154,000 or $0.12 per share for the 2009 quarter, reflecting lower noninterest and net interest income, offset by lower operating expenses, much of which related to 2009 SPAC-related adjustments.

For the 2010 full year, net investment income after taxes was $9,873,000 or $0.56 per diluted common share, compared to $8,180,000 or $0.46 per share for 2009. On a combined basis with Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, net investment income after taxes was $28,671,000, or $1.63 per share for 2010, compared to $24,726,000, or $1.40 per share for 2009. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates as low as 0.45%.

Medallion Financial’s net interest margin was 4.81% for the year, up from 4.60% in 2009. However, on a combined basis with Medallion Bank, the net interest margin increased to 6.59% in 2010, up from 6.10% in 2009, reflecting the reduced cost of funds at the bank, and was the highest net interest margin in the history of the Company.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the year’s operating results. We continued to see strong taxi medallion collateral values demonstrated through price appreciation in taxi medallions throughout 2010 and continuing to date through 2011. Prices in 2010 for corporate medallions in New York City increased 10%, and are currently at $850,000 per medallion through February 2011. We continue to experience zero losses on any taxi medallion loan we have originated” said Mr. Murstein. The taxi industry remains resilient in this type of

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Medallion Financial Announces 2010 Fourth Quarter and Full Year Results p. 3

economic environment for several reasons such as corporate and consumer cutbacks on more expensive limousine and town car services, high taxi fleet utilization and continuing high taxi ridership levels. In addition, our loan to value ratio on our entire medallion portfolio is under 50%.”

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “We continue to focus very intently on the credit quality of our loan portfolios. Unlike many other financial institutions, our credit quality has not only remained very good, but has improved, even in these turbulent times. Loans more than 90 days past due, on a combined basis with Medallion Bank, were at 1.2% at December 31, 2010, compared to 1.4% a year ago.

“Medallion Financial’s capital and liquidity levels remained strong, with over $72,000,000 of deposit-raising capacity at Medallion Bank, in addition to over $42,000,000 of availability in our other funding sources. Medallion Financial’s leverage continues to be well under the industry norms with a debt to equity ratio of only 2.35 to 1.”

Mr. Hall continued, “In addition, the new Small Business Lending Fund (SBLF) recently passed by Congress to help small banks could also be of benefit to us. Current TARP participants accepted into the SBLF program are permitted to convert their TARP funds into SBLF funds, and by doing so, exit the TARP program. Medallion Bank could also potentially receive additional government funds to leverage under the SBLF program and see the 5% dividend rate it is currently paying on its existing TARP funds decrease to as low as 1% under the SBLF program further aiding our capital retention, profitability, and growth.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio increased slightly to $323,000,000 from $322,000,000 a year ago, due to funding of new loan originations partially offset by originations funded by Medallion Bank and the Company’s sale of loan participations to third party banks. Total managed medallion loans increased 11% to $648,000,000 from $584,000,000 a year ago.

Medallion Financial’s on-balance sheet commercial loan portfolio decreased slightly to $77,000,000 from $78,000,000 a year ago. The managed commercial loan portfolio increased 2% to $138,000,000 from $136,000,000 a year ago. Medallion Bank’s consumer loan portfolio decreased slightly to $190,000,000 from $193,000,000 a year ago. Overall total managed assets increased 5% to $1.093 billion from $1.040 billion a year ago.

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Medallion Financial Announces 2010 Fourth Quarter and Full Year Results p. 4

The Company also announced an increase in the dividend to $0.16 per share for the 2010 fourth quarter, bringing the full year amount to $0.61. This equates to a yield of approximately 8% based on the closing price of the Company’s stock on March 9, 2011. The current dividend will be paid on March 25, 2011, to shareholders of record on March 15, 2011. Since the Company’s initial public offering in 1996, the Company has paid in excess of $154,000,000 or $9.86 per share in dividends.

*            *            *

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent over $3.9 billion to its taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2010 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2010	2009
Total investment income	$37,253	$41,403
Total interest expense	14,585	16,876

Net interest income	22,668	24,527

Total noninterest income	3,533	3,383

Salaries and benefits	10,539	10,989
Professional fees	2,339	1,554
Occupancy expense	1,330	1,275
Other operating expenses	2,120	5,912

Total operating expenses	16,328	19,730

Net investment income before income taxes	9,873	8,180
Income tax (provision) benefit	—	—

Net investment income after income taxes	9,873	8,180

Net realized losses on investments	(7,638)	(4,135)

Net change in unrealized appreciation (depreciation) on investments	(3,491)	2,648
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	12,535	(5,671)

Net unrealized appreciation (depreciation) on investments	9,044	(3,023)

Net realized/unrealized gains (losses) on investments	1,406	(7,158)

Net increase in net assets resulting from operations	$11,279	$1,022

Net investment income after income taxes per common share
Basic	$0.56	$0.47
Diluted	0.56	0.46

Net increase in net assets resulting from operations per common share
Basic	$0.64	$0.06
Diluted	0.64	0.06

Dividends declared per share	$0.61	$0.72

Weighted average common shares outstanding
Basic	17,501,414	17,569,688
Diluted	17,631,928	17,691,437

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2010	December 31, 2009
Assets
Medallion loans, at fair value	$323,126	$321,915
Commercial loans, at fair value	76,866	77,922
Investment in Medallion Bank and other controlled subsidiaries, at fair value	78,735	72,279
Equity investments, at fair value	4,789	3,017
Investment securities, at fair value	—	—

Net investments	483,516	475,133

Cash and cash equivalents	17,303	33,401
Accrued interest receivable	1,441	1,661
Fixed assets, net	419	302
Goodwill, net	5,069	5,069
Other assets, net	42,564	39,608

Total assets	$550,312	$555,174

Liabilities
Accounts payable and accrued expenses	$5,102	$7,468
Accrued interest payable	1,913	2,207
Funds borrowed	380,532	382,522

Total liabilities	387,547	392,197

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	162,765	162,977

Total liabilities and shareholders’ equity	$550,312	$555,174

Number of common shares outstanding	17,400,233	17,575,877
Net asset value per share	$9.35	$9.27

Total managed loans	$967,690	$907,116
Total managed assets	1,093,379	1,039,840